                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       THE MACERICH COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                                     [LOGO]

                                 April 23, 1998

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders, to be held on Friday, May 29, 1998 at 9:00 a.m. at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California.

    The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting you will be asked to elect three directors to each serve a three-year term and ratify the appointment of Coopers & Lybrand LLP as the Company's independent accountants. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of each of the three directors, and "FOR" the ratification of the appointment of Coopers & Lybrand LLP. Please complete, sign and return your Proxy Card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend.

    We look forward to seeing you at the Annual Meeting and thank you for your support.

                                                          [SIG]

                                          Mace Siegel

                                          CHAIRMAN OF THE BOARD

                                                  [SIG]

                                          Arthur Coppola

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              THE MACERICH COMPANY
                             401 WILSHIRE BOULEVARD
                                    NO. 700
                         SANTA MONICA, CALIFORNIA 90401

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of The Macerich Company (the "Company") will be held on Friday, May 29, 1998 at 9:00 a.m. at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California, for the following purposes described in this Notice and Proxy Statement:

    (1) To elect three members of the Board of Directors, each to serve for a three-year term;

    (2) To ratify the appointment by the Board of Directors of Coopers & Lybrand LLP as independent accountants for the Company for the year ending December 31, 1998; and

    (3) To consider and act upon any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later action, the Annual Meeting may be adjourned or postponed.

    The Board of Directors has fixed the close of business on April 15, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

    You are requested to complete and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy or by written notice of revocation. In addition, stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors

                                                          [SIG]

                                          Richard A. Bayer
                                          SECRETARY

Santa Monica, California
April 23, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                              THE MACERICH COMPANY
                             401 WILSHIRE BOULEVARD
                                    NO. 700
                         SANTA MONICA, CALIFORNIA 90401

                            ------------------------

                                PROXY STATEMENT
                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1998

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Macerich Company, a Maryland corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Friday, May 29, 1998 at 9:00 a.m., and at any adjournment or postponement thereof (the "Annual Meeting").

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 23, 1998. The Board of Directors has fixed the close of business on April 15, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. The Common Stock constitutes the only class of securities of the Company authorized to vote. As of the Record Date, there were 28,904,881 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them. Under the Company's charter and applicable law, a stockholder is not entitled to cumulate his or her votes in the election of directors.

    The presence, in person or by proxy, of holders entitled to cast at least a majority of all the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum, the three director nominees receiving the highest number of votes cast at the Annual Meeting will be elected, and the affirmative vote of a majority of all of the votes cast at the Annual Meeting will be required for the ratification of the appointment of Coopers & Lybrand LLP to serve as the Company's independent accountants. Under Maryland law, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees that disclaim their authority to vote such shares on a particular matter) will count toward the presence of a quorum. Although abstentions in respect of a particular matter are treated as present and entitled to vote at the Annual Meeting, broker "non-votes" are treated as present but not entitled to vote. Neither broker non-votes nor abstentions, however, are counted as votes cast.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED IN THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO OTHER INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS. THE HOLDERS OF THE PROXY WILL ALSO HAVE AUTHORITY TO VOTE ON OTHER MATTERS THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR THAT MAY BE INCIDENT TO THE CONDUCT THEREOF. IT IS NOT ANTICIPATED THAT ANY MATTER OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual

Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

    The Company's 1997 Annual Report, including financial statements for the fiscal year ended December 31, 1997, was mailed to stockholders on or about April 14, 1998. The Annual Report, however, is not part of the proxy solicitation material.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes with each class constituting one-third of the total number of directors. Each class serves a three-year term. The present term for the Class One directors expires at the Annual Meeting, and the present terms for the Class Two and Class Three directors expire at the annual meetings of stockholders to be held in 1999 and 2000, respectively. Each director holds such office until his or her successor is duly elected and qualified.

    The three Class One directors are to be elected at the Annual Meeting to hold office until the annual meeting of stockholders in 2001 and until their respective successors are duly elected and qualified. The Board of Directors has nominated Edward C. Coppola, Fred S. Hubbell and Dr. William P. Sexton to continue to serve as Class One directors of the Company (the "Nominees"). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to serve, the proxy confers upon the holders thereof discretionary authority to vote for the election of such other person or persons as the Board of Directors may recommend.

    The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters--Stockholder Proposals" for a summary of these requirements.

    Assuming the presence of a quorum, the three director nominees receiving the highest number of votes cast at the Annual Meeting will be elected.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

INFORMATION REGARDING NOMINEES AND DIRECTORS

    The following table and biographical descriptions set forth certain information with respect to the directors of the Company (including the Nominees), each of whom has served continuously since elected, based on information furnished to the Company by each such director. The following information is as of April 15, 1998, unless otherwise specified.

                                                                                                         AMOUNT
                                                                                                          AND
                                                                        AMOUNT AND                     NATURE OF
                                                                         NATURE OF                     BENEFICIAL
                                                                        BENEFICIAL         PERCENT     OWNERSHIP      PERCENT
                                                        DIRECTOR       OWNERSHIP OF          OF          OF OP          OF
NAME                                          AGE         SINCE       COMMON STOCK(1)     CLASS(2)    UNITS(1)(3)    CLASS(4)
----------------------------------------      ---      -----------  -------------------  -----------  ------------  -----------
NOMINEES

Class One:

Edward C. Coppola(5)....................          43         1994      263,590(6)(7)(8)       *            841,368       3.71%
Fred S. Hubbell.........................          46         1994     22,286(9)(10)(11)       *            --            *
Dr. William P. Sexton...................          60         1994         12,286(9)(12)       *            --            *

CONTINUING DIRECTORS

Class Two:

Dana K. Anderson........................          63         1994   111,608(13)(14)(15)       *       1,332,632(16)      4.78%
Theodore S. Hochstim....................          70         1994         13,286(9)(17)       *            --            *
Stanley A. Moore........................          59         1994         22,286(9)(12)       *            --            *

Class Three:

Arthur M. Coppola(5)....................          46         1994   351,769(18)(19)(20)        1.22%     1,443,316       5.91%
James S. Cownie.........................          53         1994    121,483(9)(12)(21)       *            --            *
Mace Siegel.............................          72         1994       180,525(22)(23)       *       3,514,316(24)     11.38%

------------------------

* The percentage of shares beneficially owned by this director does not exceed one percent of the Company's Common Stock.

 (1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units (as defined in footnote 3 below) listed.

 (2) Assumes that none of the outstanding OP Units are redeemed for shares of Common Stock.

 (3) The Company is the sole general partner of, and owns an aggregate of 72.9% of the common and preferred ownership interests ("OP Units") in, The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership holds directly or indirectly substantially all of the Company's interests in certain regional and community shopping centers (the "Centers"). In connection with the formation of the Company and the Operating Partnership, as well as subsequent acquisitions of certain Centers, OP Units were issued to certain persons in connection with the transfer of their interests in certain Centers. The OP Units are redeemable for cash or, at the election of the Company, shares of Common Stock.

 (4) Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units held by other persons are redeemed for shares of Common Stock, notwithstanding the percentage limitations under the Company's charter that limit the number of shares that may be acquired by such person.

 (5) Edward Coppola and Arthur Coppola are brothers.

 (6) Includes 188,334 shares subject to options granted to Mr. E. Coppola under the Company's Amended and Restated 1994 Incentive Plan (the "Incentive Plan") that are currently exercisable or exercisable within 60 days after the Record Date.

 (7) Includes 12,500 shares held by E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 1,500 shares held by Mr. E. Coppola as custodian for his minor children.

 (8) Includes 29,971 shares of restricted stock granted to Mr. E. Coppola under the terms of the Incentive Plan.

 (9) Includes 6,786 phantom stock units credited to this director under the terms of the Company's Eligible Directors' Deferred Compensation/Phantom Stock Plan (the "Director Phantom Stock Plan").

 (10) Includes 900 shares held in trust by Mr. Hubbell as trustee. Also includes 4,000 shares held by his wife as to which Mr. Hubbell has neither voting or investment power and disclaims any beneficial ownership.

 (11) Includes 1,000 shares subject to options granted to Mr. Hubbell under the 1994 Eligible Directors' Stock Option Plan (the "Director Plan") which are currently exercisable or exercisable within 60 days after the Record Date.

 (12) Includes 5,500 shares subject to options granted to this director under the Director Plan which are currently exercisable or exercisable within 60 days after the Record Date.

 (13) Includes 1,000 shares held in trust by Mr. Anderson as trustee for the benefit of Mr. Anderson and his wife.

 (14) Includes 92,544 shares subject to options granted to Mr. Anderson under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (15) Includes 1,800 shares of restricted stock granted to Mr. Anderson under the terms of the Incentive Plan.

 (16) All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

 (17) Includes 3,500 shares subject to options granted to Mr. Hochstim under the Director Plan which are currently exercisable or exercisable within 60 days after the Record Date.

 (18) Includes 500 shares held by Mr. A. Coppola as custodian for his minor son.

 (19) Includes 44,994 shares of restricted stock granted to Mr. A. Coppola under the terms of the Incentive Plan.

 (20) Includes 200,000 shares subject to options granted to Mr. A. Coppola under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (21) Includes 13,672 shares held in trust for the benefit of Mr. Cownie's dependent children and 5,525 shares owned by Mr. Cownie's spouse or held by Mr. Cownie's spouse as custodian for legal wards as to which shares Mr. Cownie, in each case, has neither voting or investment power. Mr. Cownie disclaims beneficial ownership of all of the shares described in this footnote.

 (22) Includes 42,700 shares held by Mr. Siegel's wife and 31,900 shares held by his adult daughter residing at his home as to which Mr. Siegel has neither voting or investment power and disclaims any beneficial ownership.

 (23) Includes 100,000 shares subject to options granted to Mr. Siegel under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (24) Includes 1,295,421 OP Units owned by Mr. Siegel's spouse as to which Mr. Siegel has neither voting or investment power and disclaims any beneficial ownership.

    The Company was formed on September 9, 1993 to continue the business of The Macerich Group, which had been engaged in the shopping center business since 1965. The principals of The Macerich Group consisted of Mace Siegel, Arthur Coppola, Dana Anderson, Edward Coppola, Richard Cohen and certain of their family members, relatives and business associates. The Company conducts all of its business through the Operating Partnership, the property partnerships and limited liability companies that own title to the shopping centers (the "Property Partnerships") and three management companies, Macerich Property Management Company, Macerich Management Company and Macerich Manhattan Management Company (collectively, the "Management Companies"). The Management Companies provide property management, leasing and other related services to the Company's properties. The Operating Partnership owns 100% of the non-voting preferred stock of each of Macerich Property Management Company and Macerich Management Company, and all of the common stock of each such company is owned by Messrs. Siegel, A. Coppola, Anderson and E. Coppola (the "Principals"). Macerich Manhattan Management Company is a wholly owned subsidiary of Macerich Management Company. See "Certain Transactions."

    The following provides certain biographical information with respect to all directors of the Company, including the Nominees.

    Dana K. Anderson has been Vice Chairman of the Board of Directors since its formation. In addition, Mr. Anderson served as Chief Operating Officer of the Company from its formation until December 1997. Mr. Anderson has been with The Macerich Group since 1966. He has 32 years of shopping center experience with The Macerich Group and the Company and 37 years of experience in the real estate industry. Mr. Anderson is a member of the Board of Directors of Alvamar Development Corp., a real estate development company, and Goodrich 560 Corp., an owner/operator of office buildings.

    Arthur M. Coppola has been President and Chief Executive Officer of the Company since its formation. Mr. Coppola has 22 years of experience in the shopping center industry, all of which has been with The Macerich Group and the Company. Mr. Coppola is also an attorney and a certified public accountant.

    Edward C. Coppola has been the Executive Vice President and Director of Acquisitions of the Company since its formation. He has 20 years of shopping center experience with The Macerich Group and the Company. Mr. Coppola is also an attorney.

    James S. Cownie, currently a private investor, was the former Chairman of New Heritage Associates, a cable television operator with cable properties located in the Minneapolis/St. Paul, Minnesota area from 1991 to 1996. Prior to that, Mr. Cownie was Co-Founder and President of Heritage Communications, Inc., a cable television operator serving 22 states, from 1971 to 1990. Mr. Cownie is a member of the Board of Directors of Da-Lite Screen Company, a manufacturer of audio-visual equipment; MARKETLINK, INC., a cable telemarketing firm; National By-Products, Inc., a converter of animal byproducts; and Conifer Corp., a telecommunications equipment manufacturer.

    Theodore S. Hochstim has been a self-employed real estate consultant for various department store companies and major shopping center owners since 1983. Previously, Mr. Hochstim was employed as a real estate executive by Sears Roebuck & Co. from 1967 to 1977 and by Federated Department Stores from 1977 to 1983. Mr. Hochstim currently serves on the Board of Directors and Audit Committee of Brown Brothers Harriman Trust Company of Texas, a trust company located in Dallas, Texas. Mr. Hochstim is also an attorney and a member of the Bar of New York and Texas.

    Fred S. Hubbell is President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group, a banking, insurance and asset management company, and has served in such position since October 1997. Mr. Hubbell is also a Director of ING Americas Holdings Corp. Mr. Hubbell was formerly Chairman, President and Chief Executive Officer of Equitable of Iowa Companies, an insurance holding company, serving in his position as Chairman from May 1993 to October 1997, and as

President and Chief Executive Officer from May 1989 to October 1997. Mr. Hubbell served in various capacities with Equitable of Iowa Companies since 1983, in addition to serving as Chairman of Younker's, a department store chain and subsidiary of Equitable of Iowa Companies, from 1985 until 1992 when the retail subsidiary was sold. Mr. Hubbell also currently serves on the Board of Directors and Compensation Committee of Pioneer Hi-Bred International, Inc., a supplier of agricultural genetics. Mr. Hubbell is also an attorney.

    Stanley A. Moore is Chief Executive Officer of Overton, Moore & Associates, Inc., which constructs, owns and manages office, industrial and mixed-use space and has served in such position since 1973. Mr. Moore also has been a director of Overton, Moore & Associates, Inc. since 1973. Mr. Moore is past president of the Southern California Chapter of the National Association of Industrial and Office Parks, and is a board member of the Economic Resources Corporation of South Central Los Angeles.

    Dr. William P. Sexton is Vice President, University Relations of the University of Notre Dame and has served in such position since 1983. Dr. Sexton is also a Full Professor in the Management Department and teaches in the University's Executive MBA Program. Dr. Sexton has been employed as a professor in the Management Department of the Business School at Notre Dame since 1966.

    Mace Siegel has been Chairman of the Board of Directors of the Company since its formation. Mr. Siegel founded The Macerich Group in 1965 and has 45 years of experience in the shopping center business.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    BOARD OF DIRECTORS. The Company is managed by a Board of Directors composed of nine members, a majority of whom are independent of the Company's management. The Board of Directors met six times in 1997. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which he served during the year.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors consists of Messrs. Moore, Siegel and A. Coppola and has such authority as is delegated by the Board of Directors, including authority to negotiate and implement acquisitions and to execute certain contracts and agreements with unaffiliated third parties. The primary purposes of the Executive Committee are
(i) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board of Directors, (ii) to monitor and advise the Board of Directors on strategic business planning for the Company, and (iii) to deal with matters relating to the directors of the Company. The Executive Committee did not meet during 1997.

    AUDIT COMMITTEE. The Board's Audit Committee consists of Messrs. Hochstim and Hubbell, neither of whom is an officer or employee of the Company. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times during 1997; Mr. Hochstim attended all of the meetings, and Mr. Hubbell attended all but one of the meetings.

    COMPENSATION COMMITTEE. The members of the Compensation Committee are Mr. Cownie and Dr. Sexton, neither of whom is an officer or employee of the Company. The Compensation Committee reviews and recommends to the Board of Directors compensation for the Company's officers and key employees, in addition to administering certain of the Company's employee benefit and stock plans. The Compensation Committee met four times during 1997; both Mr. Cownie and Dr. Sexton attended all of the meetings.

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee and will consider nominees, if any, for election to the Board of Directors who are recommended in accordance with the provisions of the Bylaws.

COMPENSATION OF DIRECTORS

    Non-employee directors are compensated for their services according to a standard arrangement authorized by resolution of the Board of Directors. Subject to elections under the Director Phantom Stock Plan, each non-employee director is entitled to an annual retainer fee of $18,000, payable in equal quarterly installments, plus a fee of $1,000 for each Board meeting attended. Non-employee directors attending any Committee meeting are also entitled to an additional fee of $1,000 for each Committee meeting attended, unless the Committee meeting is held on the day of, or on the day before or after, a meeting of the Board of Directors. The reasonable expenses incurred by each director in connection with the performance of the director's duties are also reimbursed by the Company. A Board member who is also an employee of the Company will not receive compensation for service as a director. Messrs. Siegel, A. Coppola, Anderson and
E. Coppola are the only directors who are also employees of the Company or a subsidiary.

    Pursuant to the terms of the Director Plan, each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates, on each December 31 commencing December 31, 1994, received and automatically will receive an annual grant of options to purchase 1,000 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock at the date of grant of such option. Under the Director Plan, each non-employee director, upon joining the Board of Directors, will also receive an initial grant of options to purchase 2,500 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock on such date. On December 31, 1997, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each granted options under the Director Plan to purchase 1,000 shares of Common Stock at a price of $28.50 per share. These options become fully exercisable on the date which is six months after the date of grant. The options generally expire on the earlier of twelve months after a termination of service or ten years after the date of grant. In addition, pursuant to the terms of the Incentive Plan, on December 31, 1997, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each granted options to purchase 4,000 shares of Common Stock at a price of $28.50 per share. These options become fully exercisable on the date which is six months after the date of grant. The options generally expire on the earlier of twelve months after a termination of service or ten years after the date of grant.

    The Director Phantom Stock Plan offers eligible directors the opportunity to defer compensation for up to three years and to receive that compensation (to the extent that it is actually earned) in shares of Common Stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees payable by the Company to an eligible director. Deferred amounts are credited as stock units at the beginning of the period based on the then current market price of the Common Stock. Stock unit balances are credited with dividend equivalents (priced at market) and are ultimately paid out in shares on a 1:1 basis. A maximum of 250,000 shares of Common Stock may be issued in total under the Director Phantom Stock Plan, subject to certain customary adjustments. In 1997, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each credited with 317.98 dividend equivalent stock units under the Director Phantom Stock Plan.

EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of the Company, and the number of shares of the Company's Common Stock and OP Units beneficially owned by each of them as of April 15, 1998. Executive officers of the

Company serve at the pleasure of the Board of Directors. All but one of the executive officers of the Company have employment agreements with the Company as described below.

                                                                                                         AMOUNT AND
                                                                                             PERCENT     NATURE OF     PERCENT
                                                                     AMOUNT AND NATURE OF      OF        BENEFICIAL       OF
                                                           OFFICER   BENEFICIAL OWNERSHIP     CLASS     OWNERSHIP OF    CLASS
NAME                      AGE            POSITION           SINCE     OF COMMON STOCK(1)       (2)      OP UNITS(1)      (3)
---------------------     ---     ----------------------  ---------  --------------------  -----------  ------------  ----------
Mace Siegel..........     72      Chairman of the Board     1993           180,525(4)(5)        *       3,514,316(6)      11.38%
                                    of Directors
Arthur M. Coppola....     46      President and Chief       1993        351,769(7)(8)(9)        1.22%     1,443,316        5.91%
                                    Executive Officer
Dana K. Anderson.....     63      Vice Chairman of the      1993     111,608(10)(11)(12)        *       1,332,632(13)      4.78 %
                                    Board of Directors
Edward C. Coppola....     43      Executive Vice            1993     263,590(14)(15)(16)        *           841,368        3.71 %
                                  President and Director
                                    of Acquisitions
Thomas E. O'Hern.....     42      Senior Vice President,    1993     105,515(17)(18)(19)        *            --           *
                                    Chief Financial
                                    Officer and
                                    Treasurer
Richard A. Bayer.....     48      General Counsel and       1994          91,563(20)(21)        *            --           *
                                    Secretary
David J. Contis......     39      Senior Vice President     1997      74,748(22)(23)(24)        *            --           *
                                    and Chief Operating
                                    Officer
Larry E. Sidwell.....     54      Senior Vice President,    1998          73,978(25)(26)        *            --           *
                                    Development

------------------------

* The percentage of shares beneficially owned by this executive officer does not exceed one percent of the Company's Common Stock.

 (1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units listed.

 (2) Assumes that none of the outstanding OP Units are redeemed for shares of Common Stock.

 (3) Assumes that all OP Units held by one person are redeemed for shares of Common Stock and that none of the OP Units held by other persons are redeemed for shares of Common Stock, notwithstanding the percentage limitations under the Company's charter which limit the number of shares that may be acquired by such person.

 (4) Includes 100,000 shares subject to options granted to Mr. Siegel under the Incentive Plan which are currently exercisable or exercisable within 60 days after the Record Date.

 (5) Includes 42,700 shares held by Mr. Siegel's wife and 31,900 shares held by his adult daughter residing at his home, as to which shares Mr. Siegel has neither voting or investment power and disclaims any beneficial ownership.

 (6) Includes 1,295,421 OP Units owned by Mr. Siegel's spouse, as to which shares Mr. Siegel has neither voting or investment power and disclaims any beneficial ownership.

 (7) Includes 500 shares held by Mr. A. Coppola as custodian for his minor son.

 (8) Includes 200,000 shares subject to options granted to Mr. A. Coppola under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (9) Includes 44,994 shares of restricted stock granted to Mr. A. Coppola under the Incentive Plan.

 (10) Includes 1,000 shares held in trust by Mr. Anderson as trustee for the benefit of Mr. Anderson and his wife.

 (11) Includes 92,544 shares subject to options granted to Mr. Anderson under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (12) Includes 1,800 shares of restricted stock granted to Mr. Anderson under the Incentive Plan.

 (13) All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

 (14) Includes 188,334 shares subject to options granted to Mr. E. Coppola under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (15) Includes 12,500 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 1500 shares held by Mr. E. Coppola as custodian for his minor children.

 (16) Includes 29,971 shares of restricted stock granted to Mr. E. Coppola under the Incentive Plan.

 (17) Includes 51,666 shares subject to options granted to Mr. O'Hern under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (18) Includes 1,410 shares held by Mr. O'Hern as custodian for his minor sons.

 (19) Includes 10,291 shares of restricted stock granted to Mr. O'Hern under the Incentive Plan.

 (20) Includes 39,166 shares subject to options granted to Mr. Bayer under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date, and 1,200 shares held by Mr. Bayer as custodian for his minor children.

 (21) Includes 8,623 shares of restricted stock granted to Mr. Bayer under the Incentive Plan.

 (22) Includes 25,000 shares subject to options granted to Mr. Contis under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (23) Includes 5,479 shares of restricted stock granted to Mr. Contis under the Incentive Plan.

 (24) Includes 600 shares owned by Mr. Contis' wife, and 1,100 shares held by Mr. Contis as custodian for his minor children, as to which shares Mr. Contis disclaims any beneficial ownership.

 (25) Includes 20,000 shares subject to options granted to Mr. Sidwell under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

 (26) Includes 12,109 shares of restricted stock granted to Mr. Sidwell under the Incentive Plan.

    Biographical information concerning Messrs. Siegel, A. Coppola, Anderson and
E. Coppola is set forth under the caption "Information Regarding Nominees and Directors."

    Thomas E. O'Hern has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since July 1994. From the formation of the Company to July 1994, Mr. O'Hern served as Senior Vice President, Chief Accounting Officer, Treasurer and Secretary of the Company. Prior to joining The Macerich Group in May 1993, Mr. O'Hern held the position of Chief Financial Officer with Sierra Pacific Properties, Inc., an owner and developer of commercial real estate (primarily retail properties), from March 1992 to May 1993. Mr. O'Hern is a certified public accountant.

    Richard A. Bayer joined the Company in May 1994, and has been General Counsel and Secretary of the Company since July 28, 1994. Prior to joining the Company, he was a Special Counsel in the Real Estate and Natural Resources Department of the law firm of O'Melveny & Myers LLP for three years, after serving as an Associate there for eight years. From 1972 to 1983, Mr. Bayer held various professional positions at the University of California, San Diego, including Resident Dean of Revelle College and Associate Dean of Students.

    David J. Contis has been Senior Vice President and Chief Operating Officer of the Company since December 1997. In addition, Mr. Contis served as Senior Vice President/Director of Operations of the Company since May 1997. Prior to joining the Company, Mr. Contis was employed from January 1980 to May 1997 by various affiliates of Equity Group Investments Inc., a diversified holding company for the real estate and corporate investments of Mr. Samuel Zell. From 1987 to 1997, Mr. Contis was employed in various capacities by Equity Properties & Development L.P., a subsidiary of Equity Group Investments Inc. Equity Properties & Development L.P. owned and managed a portfolio of 38 retail properties, aggregating 20 million square feet. In 1992, Mr. Contis was named Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P. Mr. Contis is also an attorney. Mr. Contis is a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., Toronto, Canada.

    Larry E. Sidwell joined the Company in February 1997 as Senior Vice President, Development of the Management Companies, and was appointed Senior Vice President, Development of the Company in April 1998. He is responsible for the Company's redevelopment and expansion activities involving anchor tenants. Mr. Sidwell held various positions with The May Department Stores Company during the period from April 1983 until joining the Company in 1997, including Vice President of the Western Region, and Senior Vice President of May Realty, Inc. Mr. Sidwell was Director of Development of C.B.L. & Associates, Inc. from December 1981 until March 1983, and prior to that held various positions with Sears, Roebuck and Co. during the period commencing in July 1969, including Vice President, Development for the Western Region for Homart Development Co.

EXECUTIVE COMPENSATION

    The following table and accompanying notes show for the Chief Executive Officer and the four next most highly compensated executive officers of the Company, as of December 31, 1997, the aggregate indicated compensation paid by the Company and the Management Companies to such persons during 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                COMPENSATION AWARDS
                                                                            ----------------------------
                                                    ANNUAL COMPENSATION(1)                   SECURITIES
                                                    ----------------------    RESTRICTED     UNDERLYING     ALL OTHER
                                                     SALARY                      STOCK        OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR      ($)(2)     BONUS($)     AWARDS($)(3)      SARS(#)       ($)(4)
---------------------------------------  ---------  ---------  -----------  ---------------  -----------  -------------
Mace Siegel ...........................       1997    241,200      --             --             --             9,648
  Chairman of the Board of Directors          1996    241,200      --             --             --             9,648
                                              1995    241,200      --             --             --             2,800

Arthur M. Coppola .....................       1997    350,000      --            556,875         --            10,473
  President and Chief Executive Officer       1996    261,839      --            243,281        150,000        10,473
                                              1995    251,200      --             --             --            --

Dana K. Anderson ......................       1997    250,000      --             --             --             8,972
  Vice Chairman of the Board of               1996    224,301      --             48,656       25,000           8,972
  Directors                                   1995    221,200      --             --             --            --

Edward C. Coppola .....................       1997    250,000      --            397,806         --            12,917
  Executive Vice President and Director       1996    206,455      --            189,219        100,000        11,358
  of Acquisitions                             1995    201,200                     --             --             9,820

David J. Contis(5) ....................       1997    184,615      97,293(6)       --            75,000        --
  Senior Vice President and Chief
  Operating Officer

------------------------

(1) The Company provides vehicle allowances to certain employees, including the executives listed above, the value of which is not included in the table above and which in no case exceeded the lesser of $50,000 or 10% of the annual salary and bonus of the executive.

(2) Salary earned but deferred under the Company's deferred compensation plans at the election of those officers is also included in such amounts. Under split dollar life insurance arrangements with Messrs. Siegel, A. Coppola, Anderson and E. Coppola, the Company has used some portion of the amounts deferred to pay the component of the premium attributable to the whole life element of a life insurance policy for each executive. The component of the premium attributable to the term element of the policy is not paid by the Company.

(3) Dollar amount shown equals number of shares of restricted stock granted multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and dollar value of shares of restricted stock held on December 31, 1997, based on a closing price of the Common Stock on December 31, 1997 of $28.50, were: Arthur M. Coppola--28,816 shares ($821,256); Dana K. Anderson--1,800 shares ($51,300); and Edward C. Coppola--21,156 shares ($602,946). Restricted stock shares vest over a five-year period, with 20% of the shares vesting on each of the first, second, third, fourth and fifth anniversary of the grant date; except that grants of restricted stock made to Mr. A. Coppola and Mr. E. Coppola during 1997 vest over a three-year period, with 1/3 of the shares vesting on each of the first, second and third anniversary of the grant date. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(4) Amounts shown for 1995, 1996 and 1997 include matching deferred compensation contributions by the Company as determined by the Board of Directors annually under certain deferred compensation plans. Amounts shown for Mr. E. Coppola also include profit sharing contributions by the Company as determined by the Board of Directors annually under the Company's 401K/Profit Sharing plan.

(5) Amounts shown represent compensation paid to Mr. Contis for the period of approximately eight months since Mr. Contis began his employment with the Company in May 1997. On an annualized basis, Mr. Contis earns a base salary of $300,000. Mr. Contis has been Senior Vice President and Chief Operating Officer of the Company since December 1997. He previously served as Senior Vice President/Director of Operations since May 1997.

(6) Representing forgiveness of $73,336 of principal and $23,957 of imputed interest (at an imputed rate of 7% per annum) during the period from May to December 1997 pursuant to a relocation loan agreement between the Company and Mr. Contis. See "Certain Transactions--Loans to Executive Officers."

EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS

    The Company entered into employment agreements on March 16, 1994 with Messrs. Siegel, A. Coppola, Anderson and E. Coppola which provide for various benefits, including annual base salaries of not less than $240,000, $250,000, $220,000 and $200,000, respectively. The agreements provide that the executive officers serve in their positions for an initial period of five years from the date thereof. The Company also entered into employment agreements with Mr. O'Hern and Mr. Bayer on September 1, 1996 which provide for various benefits, including an annual base salary of not less than $175,000 and $165,000, respectively. Mr. O'Hern's and Mr. Bayer's agreements provide that they will serve in their respective positions for an initial period of 2 1/2 years from the date thereof. The Management Companies also entered into an employment agreement with Mr. Sidwell on February 11, 1997, which provides for various benefits, including an annual base salary of not less than $225,000. Mr. Sidwell's agreement provides that he will serve in his position for an initial period of 5 years from the date thereof. All of the agreements also provide for automatic one-year extensions when one year of the term, as extended, remains.

    The agreements provide for various payments to the executive officer or his beneficiaries in the event of his death, disability or termination or a change in control. In the event of death or disability, during the remainder of the term of the agreement, the Company will continue to pay the executive or beneficiaries, as applicable, the executive's annual base salary at the same time and in the same manner as if he had continued to perform services under the agreement. In addition, the executive or his surviving spouse is entitled to receive the same level of health insurance provided to other executives of the Company. If the executive's employment is terminated by the Company for cause, the agreement terminates without further obligation to the executive except for
(i) payment in cash within 30 days of the termination date of an amount equal to the executive's annual base salary through the termination date and any accrued vacation pay, (ii) payment of any compensation previously deferred by the executive in accordance with the terms of the plan or agreement under which such compensation was deferred; and (iii) payment of any amounts due pursuant to the terms of any applicable welfare benefit plans. "Cause" means the Company, acting in good faith based upon information known to the Company, determines that the employee has (i) failed to perform in a material respect his obligations under the agreement, (ii) been convicted of a felony, or (iii) committed a material act of fraud, dishonesty or gross misconduct that is materially injurious to the Company.

    The agreements further provide that if, within two years following a change in control, the executive officer's employment is terminated other than for cause or he terminates his employment for "good reason," such executive officer will be entitled to receive by cashier's check an amount equal to the sum of the highest annual salary in effect during the three years preceding the change in control and the highest bonus award received under the Incentive Plan for any calendar year prior to the change in control. "Good reason" includes diminution in authority, reduction in compensation, change of location or adverse modification of bonus, benefit plans or fringe benefits. However, in no event would such termination payments exceed specified limits under the Internal Revenue Code of 1986, as amended (the "Code"), or include parachute payments that exceed 2.99 times the average annual taxable compensation received by the executive officer for the five years preceding the year in which the change in control occurs. "Change in control" means the dissolution, liquidation, merger, consolidation, reorganization, or sale of substantially all the assets of the Company, or the acquisition of more than 20% of the Company's securities by any person.

    In addition, the Company has established an executive officer salary deferral plan for Messrs. Siegel, A. Coppola, Anderson and E. Coppola pursuant to which participants are entitled to defer compensation until the earlier of a specified date established by the participant or his death. This plan provides that participants are at all times 100% vested in all amounts credited to their accounts.

OPTION GRANTS

    OPTION GRANTS IN FISCAL YEAR 1997. The following table sets forth the options granted with respect to the fiscal year ended December 31, 1997 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers. Mr. Contis was the only such officer granted options during the period. The Company has not granted any stock appreciation rights.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                      INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                   --------------------------------------------------------     VALUE AT ASSUMED
                                     NUMBER OF     PERCENT OF                                ANNUAL RATES OF STOCK
                                      SHARES      TOTAL OPTIONS                              PRICE APPRECIATION FOR
                                    UNDERLYING     GRANTED TO     EXERCISE OR                    OPTION TERM(1)
                                      OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   ----------------------
NAME                               GRANTED(#)(2)   FISCAL YEAR     ($/SH)(3)       DATE        5%($)       10%($)
---------------------------------  -------------  -------------  -------------  -----------  ----------  ----------
David J. Contis..................       75,000         39.68%          26.75        5/6/08    1,263,938   3,189,938

------------------------

(1) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

(2) Stock options were granted under the Incentive Plan on May 6, 1997 with an exercise price equal to $26.75 per share, for a term (subject to earlier termination following a termination of employment or change in control) of ten years, and exercisable no earlier than the first anniversary of the date of grant. The options vest in three equal annual installments. Options under the Incentive Plan may result in payments following the resignation or other termination of employment with the Company or as a result of a change in control. Vested options under the Incentive Plan generally must be exercised within a period of twelve months following a termination by reason of death or disability, and three months following a termination for other reasons except for cause, unless the Compensation Committee otherwise provides. The Incentive Plan permits the Compensation Committee, which administers the Incentive Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances as the Compensation Committee shall determine, including a change in control, but an option will not be accelerated to a date less than six months after its grant date.

(3) The exercise price may be paid in any combination of cash, promissory notes and shares of Common Stock or pursuant to certain cashless exercise procedures, in each case as permitted under the Incentive Plan. In addition, holders may be permitted to offset or surrender shares or deliver already owned shares in satisfaction of applicable tax withholding requirements.

    OPTION EXERCISES AND YEAR-END HOLDINGS. The following table sets forth information regarding the number and value of options held at the end of the 1997 by the Company's Chief Executive Officer and four other most highly compensated executive officers.

                       FISCAL YEAR-END 1997 OPTION VALUES

                                              SECURITIES
                                              ACQUIRED ON      VALUE
NAME                                          EXERCISE(#)   REALIZED($)
-------------------------------------------  -------------  -----------
                                                                              NUMBER OF       VALUE OF UNEXERCISED
                                                                             SECURITIES       IN-THE-MONEY OPTIONS
                                                                             UNDERLYING          AT FISCAL YEAR
                                                                         UNEXERCISED OPTIONS       END($)(1)
                                                                           AT FISCAL YEAR-    --------------------
                                                                               END(#)
                                                                         -------------------      EXERCISABLE/
                                                                                                 UNEXERCISABLE
                                                                            EXERCISABLE/      --------------------
                                                                            UNEXERCISABLE
                                                                         -------------------
Mace Siegel................................       --            --            100,000/0            950,000/0
Arthur M. Coppola..........................       --            --         200,000/100,000     1,768,750/687,500
Dana K. Anderson...........................       15,789       121,417      92,544/16,667       857,294/114,586
Edward C. Coppola..........................       --            --         183,333/66,667      1,654,164/458,336
David J. Contis............................       --            --            0/75,000             0/131,250

------------------------

(1) This amount represents solely the difference between the market value at December 31, 1997 ($28.50) of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

CERTAIN TRANSACTIONS

    The following provides a description of certain relationships and related transactions between various directors and executive officers of the Company and the Company or its subsidiaries.

    MANAGEMENT COMPANIES. All of the common stock of Macerich Property Management Company and Macerich Management Company is owned by the Principals, which enables the Principals to control the election of the board of directors of each company. The Operating Partnership owns all of the non-voting preferred stock of Macerich Property Management Company and Macerich Management Company, which is generally entitled to dividends equal to 95% of the net cash flow of each company. Macerich Manhattan Management Company is a wholly owned subsidiary of Macerich Management Company.

    The Management Companies provide property management, leasing and other related services to eight community shopping centers in which Mr. Siegel has interests. Under the terms of the applicable management agreements, the Management Companies are reimbursed for compensation paid to on-site employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, the Management Companies earn a management fee equal to approximately one and one-half to five percent of gross rental revenue. Management fees earned from services provided to these community shopping centers during the year ended December 31, 1997 were $141,646.

    Pursuant to the management agreements, the Operating Partnership and certain Property Partnerships engage the Management Companies to provide property management, leasing and other related services to the Centers. Under the terms of the management agreements, the Management Companies are reimbursed for compensation paid to on-site mall employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, the Management Companies earn a management fee typically equal to one and one-half to five percent of gross rental revenue. Management fees paid to the Management Companies for services provided to the Centers during the year ended December 31, 1997 were $2,219,000.

    GUARANTEES. The Principals have guaranteed mortgage loans encumbering two Centers. The aggregate principal amount of the two loans is approximately $23,750,000, of which approximately $15,072,000 is guaranteed by the Principals as follows: Mr. Siegel $7,125,000; Mr. A. Coppola $1,900,000; Mr. Anderson $3,820,000 and Mr. E. Coppola $2,227,000.

    LOANS TO EXECUTIVE OFFICERS. During 1997, to encourage acquisitions of Common Stock by certain executives, the Company made loans to Messrs. Bayer, Contis, E. Coppola, O'Hern and Sidwell to finance their purchase of Common Stock on the open market. Each loan was in the principal amount of $997,886, is full recourse to the executive, has a term of ten years (unless the executive's employment is terminated earlier, whereupon the loan must be repaid within 10 business days, subject to compliance with short-swing profit restrictions), bears interest at a rate of 7% per annum (which is payable quarterly and has been paid when due), and is secured by a pledge of shares of Common Stock that were purchased by the executive. As of April 15, 1998, the outstanding balance of each of the loans remained at $997,886.

    In addition, during 1997, as part of the compensation package offered to Mr. Contis to encourage him to accept employment with the Company, the Company made a $550,000 relocation loan to Mr. Contis, which loan is non-interest bearing, is due on demand in the event Mr. Contis' employment is terminated, and is forgiven ratably over a five year term. As of April 15, 1998, the outstanding principal balance of the loan to Mr. Contis was $449,167. See footnote 6 on page 12.

                      REPORT OF THE COMPENSATION COMMITTEE

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED FILED UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE STOCK PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

    THE COMPENSATION COMMITTEE. Mr. Cownie and Dr. Sexton are the two members of the Compensation Committee (the "Committee"). The Committee reviews and recommends to the Board of Directors compensation for the Company's officers and key employees and administers certain of the Company's employee benefit and stock plans, with authority to authorize awards under the Incentive Plan.

    OBJECTIVES OF THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth. The Company's objective has been to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives to achieve the business objectives of the Company. The Committee intends to target aggregate compensation levels at rates that are reflective of current practices of comparable companies in the real estate investment trust ("REIT") industry, particularly companies that own retail malls.

    ELEMENTS OF THE PROGRAM. The Company's executive compensation program includes three principal elements, each of which is intended to serve the overall compensation philosophy of the Company. FIRST, the executive's base salary is intended to create a minimum level of compensation that is reasonably competitive with other retail mall REITs. SECOND, the Company uses stock options, restricted stock and may use other stock awards under the Incentive Plan as a long-term incentive. The Company believes that these types of awards are an important means to link the interests of management and stockholders and to encourage management to adopt a longer term perspective. FINALLY, the Company has established an incentive compensation plan for executive officers and other senior officers and key employees under which bonuses, which may be paid in cash or in the form of restricted stock, are awarded based upon the achievement of individual and corporate performance goals. The objective of the incentive compensation plan is to motivate and reward executives for performance that benefited the Company and to recognize the contribution of its key employees. The amount of the bonus award is based on a formula determined for each executive by the Committee. Executive officers of the Company further participate in certain deferred compensation plans, and four executive officers also participate in a split dollar life insurance arrangement, to assist them in their tax and estate planning. In addition, the executive officers are eligible to receive other benefits such as medical and retirement benefits.

    COMPETITIVE COMPENSATION COMPARISONS. In connection with its initial public offering ("IPO") in 1994, the Company undertook a review of certain companies in the REIT industry of comparable size and management structure selected by management and the participating underwriters to determine reasonable and competitive compensation levels for the Company's Chief Executive Officer and other executive officers. The review focused on the compensation levels established by those companies in connection with their respective initial public offerings. Since the Company had no operating history, the initial compensation of Arthur Coppola and the executive officers was subjectively set by the Board of Directors within a range developed through this review process. In 1995, the Committee commissioned FPL Associates ("FPL"), an outside compensation consultant, to conduct a comprehensive analysis of the Company's compensation program for key executives (the "1995 Compensation Study"). In 1996, the Committee commissioned FPL to assist the Committee in the development of a competitive total compensation program for Mr. Coppola and the three other most senior executive officers (the "1996 Compensation Study"). In 1997, the Committee commissioned FPL to continue to assist the Committee in the further development of a competitive total compensation program for all of the executive officers and certain senior officers and other key employees. The 1995, 1996 and 1997 Compensation Studies all included comparisons of the Company's compensation program with the compensation programs of similar companies in the REIT industry, including retail mall owners.

    CEO COMPENSATION. Mr. Coppola's minimum base compensation, which is specified in his employment agreement with the Company, was established in connection with the Company's IPO in 1994. This employment agreement provides for a minimum annual base salary equal to at least $250,000 until March 16, 1999. This base salary is reviewed by the Committee on an annual basis and is subject to discretionary increases that generally are based on, in the subjective judgment of the Committee, individual and corporate performance and competitive, economic and other factors deemed relevant by the Committee. The results of the 1996 Compensation Study disclosed that Mr. Coppola's base salary was low compared to his peers in the REIT industry, including retail mall owners. As a result, effective November 6, 1996, Mr. Coppola's salary was increased to $350,000 per year. Mr. Coppola's aggregate salary for 1997 totaled $350,000.

    In addition to Mr. Coppola's base salary, as the long-term incentive component of Mr. Coppola's compensation, in 1997 the Committee granted to Mr. Coppola 19,816 shares of restricted stock that will vest over a 3-year period, subject to certain conditions. For details of these grants, see the table captioned "Summary Compensation Table" and the discussion at pages 11-12 of this Proxy Statement. Mr. Coppola's long-term incentive compensation grants were based upon recommendations contained in the 1996 and 1997 Compensation Studies in order to maintain Mr. Coppola's long-term incentive compensation at a level which is competitive to that of his peers in the REIT industry, including retail mall owners, and were made on a basis that is consistent with the philosophy of granting long-term incentive grants made to other executives of the Company described elsewhere in this report.

    OTHER EXECUTIVE OFFICERS. The other executive officers also received base salary, bonus awards under the Company's incentive compensation plan, and equity-based incentive compensation in the form of restricted stock awards in 1997. The amounts of the base salaries, bonus awards and the restricted stock grants for the executive officers were established subjectively within the range developed through the 1995, 1996 and 1997 Compensation Studies and the above-described analysis of comparable compensation levels relative to each executive officer's position with the Company. All of the named executives are entitled to receive minimum specified annual base salaries as set forth in their respective employment agreements with the Company. The Committee contemplates that any annual increases will also generally be based on substantially the same criteria that will be used for Mr. Coppola.

    For all of the executive officers, the Committee considers stock options and restricted stock grants to be important components of the compensation mix because they provide executives with a promise of longer term rewards directly linked to increased share values. With respect to Mr. Siegel and Mr. Anderson, the Committee believes increases in the value of their existing holdings of Common Stock and OP Units currently are an appropriate long-term incentive.

    SECTION 162(M) ISSUES. The Commission requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to certain executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which, among other conditions, is performance-related, non-discretionary and has been approved by the Company's stockholders. The Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while preserving the authority to pay compensation that may not be deductible if that is considered advisable to appropriately reward Company executives for their performance. The Company did not pay any compensation during 1997 that would be subject to the Section 162(m) limitation.

                            ------------------------

                     MEMBERS OF THE COMPENSATION COMMITTEE

                                James S. Cownie

                             Dr. William P. Sexton

                            STOCK PERFORMANCE GRAPH

    The following graph provides a comparison, from the Company's IPO in March 1994 through December 31, 1997, of the cumulative total stockholder return (assuming reinvestment of dividends) of the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index (the "NAREIT Index"), an industry index of 175 REITs (including the Company). The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.

    The graph assumes that the shares of the Company's Common Stock were purchased at the IPO price of $19.00 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends. The initial period for the NAREIT Index is February 28, 1994 because the NAREIT Index is only published monthly based on the last closing prices of the preceding month.

    Upon written request directed to the Secretary of the Company, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index were provided to the Company by NAREIT and Bloomberg, respectively.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  THE MACERICH COMPANY
Total Return Performance
Index Value
                             The Macerich Company    S&P 500    NAREIT All Equity REIT Index
3/9/94                                     100.00     100.00                          100.00
12/31/94                                   117.60     100.62                           96.91
4/30/95                                    112.94     113.67                           96.94
8/31/95                                    122.10     125.28                          105.69
12/31/95                                   119.51     138.43                          111.58
4/30/96                                    118.26     146.01                          115.08
8/31/96                                    136.45     148.73                          125.08
12/31/96                                   168.92     170.07                          151.43
4/30/97                                    170.65     185.06                          148.29
8/31/97                                    187.86     209.03                          164.65
12/31/97                                   196.71     226.83                          182.11

                                                                         PERIOD ENDING
                              ----------------------------------------------------------------------------------------------------
INDEX                          3/9/94     12/31/94      4/30/95      8/31/95     12/31/95      4/30/96      8/31/96     12/31/96
---------------------------------------
The Macerich Company             100.00      117.60       112.94       112.10       119.51       118.26       136.45       168.92
S&P 500                          100.00      100.62       113.67       125.28       138.43       148.01       148.73       170.07
NAREIT All Equity REIT Index     100.00       96.91        96.94       105.69       111.58       115.08       125.08       151.43


INDEX                           4/30/97      8/31/97     12/31/97
----------------------------
The Macerich Company              170.85       187.86       196.71
S&P 500                           185.06       209.03       226.83
NAREIT All Equity REIT Index      148.29       164.65       182.11

                             PRINCIPAL STOCKHOLDERS

    Except as otherwise noted, the following table sets forth information as of December 31, 1997 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon Schedule 13G reports filed with the Commission, and, as of April 15, 1998, the number of shares of the Company's Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company's Common Stock beneficially owned by each director is set forth in "Information Regarding Nominees and Directors" and by each named executive officer is set forth in "Executive Officers."

                                                                                            AMOUNT AND
                                                                                             NATURE OF
                                                                                            BENEFICIAL    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                         OWNERSHIP   OF CLASS
------------------------------------------------------------------------------------------  -----------  ---------
Cohen and Steers Capital Management, Inc.(1)..............................................   3,472,700      12.01%
757 Third Avenue
New York, New York 10017

                                                                                             3,336,538      11.54%
Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie
  Mutuelle and AXA Courtage Assurance Mutuelle, as a group (collectively, the "Mutuelles
  AXA"), AXA-UAP and The Equitable Companies Incorporated (the "Equitable
  Companies")(2)..........................................................................

FMR Corp.(3)..............................................................................   1,708,700       5.91%
82 Devonshire Street
Boston, Massachusetts 02109

All directors and executive officers as a group (13 persons)(4)...........................   1,444,923       5.00%

------------------------

(1) The Schedule 13G indicates that the reporting entity is a registered investment adviser and that the reporting entity has sole voting power with respect to 2,950,300 of such shares and sole dispositive power with respect to all of such shares.

(2) These entities made a joint filing on Schedule 13G indicating that the Mutuelles AXA, as a group, AXA-UAP and the Equitable Companies were each a parent holding company and as such were each considered the beneficial owner of such shares. Mutuelles AXA, as a group, and AXA-UAP each expressly declared that the filing of the Schedule 13G was not an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of such shares. Certain subsidiaries of the Equitable Companies, The Equitable Life Assurance Society of the United States ("Equitable Life") and Alliance Capital Management L.P. ("Alliance Capital") have voting and dispositive power with respect to these shares as follows: Equitable Life has sole voting power with respect to none of such shares, shared voting power with respect to 169,900 of such shares and sole dispositive power with respect to 169,900 of such shares; and Alliance Capital has sole voting power with respect to 490,454 of such shares shared, voting power with respect to 2,661,768 of such shares, sole dispositive power with respect to 3,164,550 of such shares and shared dispositive power with respect to 1,588 of such shares. The address of Alpha Assurances Vie Mutuelle is 100-101 Terrasse Boieldien, 92042 Paris La Defense France. The address for AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21,rue de Chateaudun, 75009 Paris France. The address for AXA Courtage Assurance Mutuelle is 26 rue Louis le Grand, 75002 Paris France. The address for AXA-UAP is 23, avenue

    Matignon, 75008 Paris France. The address for the Equitable Companies is 1290 Avenue of the Americas, New York, New York 10104.

(3) The Schedule 13G indicates that the reporting entity is a parent holding company and as such is considered the beneficial owner in the aggregate of the shares listed in the table. The Schedule 13G also indicates that the reporting entity has sole voting power with respect to 90,900 of such shares and sole dispositive power with respect to all of such shares.

(4) Includes options to purchase shares under the Incentive Plan and under the Director Plan which are currently exercisable or exercisable within 60 days after the Record Date and phantom stock units credited to certain directors under the Director Phantom Stock Plan.

      PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND LLP
                    AS THE COMPANY'S INDEPENDENT ACCOUNTANTS

INDEPENDENT ACCOUNTANTS

    The Board of Directors, on the recommendation of the Audit Committee, has appointed Coopers & Lybrand LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 1998. Coopers & Lybrand LLP has served as the principal independent accountants for the Company since its formation in September 1993.

    If the stockholders of the Corporation do not ratify the selection of Coopers & Lybrand LLP, or if such firm should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Board of Directors, on the recommendation of the Audit Committee, will appoint substitute independent public accountants. A representative of Coopers & Lybrand LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    Ratification of the appointment of Coopers & Lybrand LLP as the Company's independent accountants requires the affirmative vote of a majority of all of the votes cast at the Annual Meeting assuming the presence of a quorum.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram, facsimile and personal interviews. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

    For a matter to be properly presented at the Annual Meeting by a stockholder, the Secretary of the Company must have received written notice thereof after February 27, 1998 and on or before March 29, 1998, as specified in the Company's Bylaws.

    A stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 1999 annual meeting of stockholders must be received by the Company by December 21, 1998. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such proposals. A stockholder otherwise desiring to bring discussion before an annual meeting of stockholders (including any proposal relating to the nomination of a director to be elected to the Board of Directors) must submit a proposal that is received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Any such proposal should be mailed to: The Macerich Company, 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, Attn: Secretary. Copies of the charter and Bylaws may be obtained by providing a written request to the Secretary of the Company at that address.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except that Mr. Cownie filed one report covering his purchase of 8,500 shares of Common Stock which was not reported on a timely basis, and Mr. Siegel filed one report covering the purchase by his adult daughter of 2,000 shares of Common Stock which was not reported on a timely basis.

OTHER MATTERS

    The Board of Directors does not know of any matter other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

-------------------------------------------------------------------------------

PROXY

                                THE MACERICH COMPANY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON MAY 29, 1998

The undersigned hereby constitutes and appoints Dana K. Anderson, Thomas E. O'Hern, and Richard A. Bayer, and each of them, the true and lawful agents and proxies of the undersigned, each with full power of substitution, to vote and act as proxy with respect to all shares of common stock of THE MACERICH COMPANY (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California on May 29, 1998 at 9:00 a.m., and at any adjournment or postponement thereof, with respect to the matters described herein.

In their discretion, the proxies are authorized to vote upon such other matters as may come before the Annual Meeting or any adjournment or postponement thereof.

Election of Directors, Nominees: Edward C. Coppola, Fred S. Hubbell, Dr. William P. Sexton

(change of address/comments)

--------------------------------------------

--------------------------------------------

--------------------------------------------

--------------------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this proxy)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this proxy.

--------------
 SEE REVERSE
    SIDE
--------------

      Please mark your
/X/   votes as in this
      example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

-------------------------------------------------------------------------------
   The Board of Directors recommends a vote FOR the election of each of the nominees for director and FOR Proposal 2.
-------------------------------------------------------------------------------
1. Election of all nominees for director. (see reverse)

                    FOR                         WITHHELD
                    / /                           / /

For, except vote withheld from the following nominee(s):

2. Ratification of the appointment of Coopers & Lybrand LLP as the Company's independent accountants for the year ending December 31, 1998.

         FOR                  AGAINST                     ABSTAIN
         / /                    / /                         / /

Comments/Address Change    / /

-----------------------------------
-------------------------------------------------------------------------------





SIGNATURE(S)                                               DATE
            ---------------------------------------------       ----------------

NOTE: Please sign exactly as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships shall sign in full corporate or partnership name by authorized person.

The signer hereby revokes all proxies heretofore given by the signer at said meeting or any adjournment or postponement thereof.